SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 2, 2010

BTX Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-110324	90-0515106
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

5030 Champion Blvd G6 #198 Boca Raton, FL 33496
 (Address of Principal Executive Offices) (Zip Code)

(206) 203-3492
 (Issuer Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 29, 2010, BTX Holdings, Inc. (the “Company”) entered into a share purchase agreement (the “Purchase Agreement”) with Rebornne New Zealand Limited (“Rebornne”), pursuant to which the Company will issue 750,000 shares (post reverse split), representing approximately 51% of the issued and outstanding common stock of the Company after the reverse split on the closing date, to Rebornne for a cash payment of $240,000 upon satisfactory of certain conditions (the “Transaction”). As a result, Rebornne shall become the majority shareholder of the Company. Such payment was received on February 2, 2010.

Conditions of the closing of the Transaction include:

•
The Company shall effectuate such transaction to spin-off  its wholly owned subsidiary BioTex Corporation within forty-five (45) days commencing from February 2, 2010, to effectuate a 1.422 reverse split of the Company’s common stock and to change the name of the Company to “Rebornne (USA) Inc.” at the same time; and

•	All liabilities shall be settled on or before the closing of the Transaction.

In addition, Rebornne agrees to complete a share exchange transaction between the Company and Rebornne no later than May 31, 2010. As a result, Rebornne shall become the wholly-owned subsidiary of the Company.

The preceding summary of the Purchase Agreement between the Company and Rebornne is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

	10.1	Share Purchase Agreement, dated January 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BTX Holdings, Inc.

Date: February 3, 2010	By:	/s/ Scott Silverman
Scott Silverman
President, Chief Executive Officer and Chairman